Exhibit 99.1
                               RWE Acquisition
[LOGO]
                                  Update #26



August 6, 2002


This is an update on the RWE/Thames transaction for American Water Associates. Future updates will be distributed in the coming weeks via email. They are then archived, along with other important materials, in the "RWE Acquisition Update" database on Lotus Notes. The information in this "Update" will also be filed with the US Securities and Exchange Commission and can be viewed on the commission's EDGAR database at www.sec.gov/edgar.shtml.


Regulatory Approval Update . . .

There are nine states where regulatory approval is required before the RWE transaction can be complete. Significant action has recently taken place in three:

California
Evidentiary hearings began on July 29. During the course of the hearings, the Administrative Law Judge (ALJ) clarified the schedule for the proceedings. The schedule calls for the ALJ to issue a recommended decision no later than December 19, 2002. Once the Judge's decision is issued there is a 25-day period for comments by the applicants and interveners before the record is presented to the Commission for decision.

On August 1, RWE/Thames and American Water reached a settlement agreement with two intervenors, the California Office of Ratepayer Advocates (ORA) and the Utility Workers Union of America (UWA). Consistent with the settlement agreement, ORA and UWUA are recommending that the Commission approve the transaction. Two other intervenors in the proceeding, the City of Montara and the City of Thousand Oaks have not altered their position. The only other intervenor, the City of San Diego, has announced its support of the settlement agreement and has withdrawn its opposition to the transaction after it was confirmed that the management of California-American Water has the authority to resolve all issues with the city.

Continued . . .

Illinois
Hearings were concluded last week and a schedule was set for the first series of briefs. This series will be concluded by August 30. After that, the ALJ will take some time to issue a proposed order. This order will then be the subject of a second round of briefs. Once these steps have been completed, the ALJ will place an order before the full Commission for its consideration. We anticipate the Commission to enter its final order by the end of the year.


Pennsylvania
The ALJ assigned to the case issued a decision that recommends approval of the acquisition with conditions. The commission is expected to review the judge's recommendation and deliver its decision this month.


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